Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS AUGUST AND FISCAL
SECOND QUARTER SALES RESULTS

Minneapolis, MN, September 6, 2007 – Christopher & Banks Corporation (NYSE: CBK) today reported August and fiscal second quarter sales results for the period ended September 1, 2007.

For the four-week period ended September 1, 2007 total sales were $41.5 million compared to $38.6 million for the four-week period ended August 26, 2006.  August same-store sales for the four weeks ended September 1, 2007 are compared to the four-week period ended September 2, 2006.  On this basis, same-store sales for the four-week period ended September 1, 2007 increased 2%.

Total sales for the second fiscal quarter ended September 1, 2007 were $141.1 million compared to $131.6 million for the fiscal quarter ended August 26, 2006.  Same-store sales for the thirteen-week period ended September 1, 2007 increased 3% compared to the thirteen-week period ended September 2, 2006.  Total sales for the six fiscal months ended September 1, 2007 were $290.5 million compared to $274.1 million for the six fiscal months ended August 26, 2006.  Same-store sales for the twenty-six weeks ended September 1, 2007 declined 1% compared to the corresponding twenty-six week period ended September 2, 2006.  As of September 1, 2007, the Company operated 807 stores compared to 753 stores as of August 26, 2006.

Financial Outlook

August same-store sales were in line with the Company’s expectations.  For the fiscal second quarter ended September 1, 2007, anticipated operating results before charges related to the Chief Executive Officer transition remain unchanged from the Company’s prior outlook.

  The Company expects earnings for the second fiscal quarter of $0.07 to $0.08 per diluted share which includes CEO transition related charges of approximately $0.04 per diluted share.  The Company also announced that it purchased 150,000 shares of its common stock in August.  This brings the total number of shares purchased by the Company under its current $20 million repurchase program to 336,100.

Second Quarter Fiscal 2008 Reporting Date

The Company plans to report fiscal 2008 second quarter results after the market closes on Thursday, September 27, 2007.

About Christopher & Banks

Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 807 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 531 Christopher & Banks stores, 239 C.J. Banks stores and 37 Acorn stores.

This release contains a forward-looking statement regarding the Company’s expected second quarter fiscal 2008 earnings and the impact to earnings of the Chief Executive Officer transition. The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to unfavorable weather conditions in the markets we serve, adverse changes in general economic and market conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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